Prospectus Supplement Filed pursuant to Rule 424(b)(3)
Registration No. 333-132237

PROSPECTUS SUPPLEMENT NO. 50

DATED DECEMBER 8, 2008

(To Prospectus Dated June 23, 2006)

ACCENTIA BIOPHARMACEUTICALS, INC.

4,605,016 Shares of Common Stock

This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated June 23, 2006, of Accentia Biopharmaceuticals, Inc. (the “Company”) as supplemented by Supplement No. 49 thereto dated November 17, 2008, Supplement No. 48 thereto dated November 10, 2008, Supplement No. 47 thereto dated November 4, 2008, Supplement No. 46 thereto dated September 29, 2008, Supplement No. 45 thereto dated August 14, 2008, Supplement No. 44 thereto dated August 1, 2008, Supplement No. 43 thereto dated July 14, 2008, Supplement No. 42 thereto dated June 24, 2008, Supplement No. 41 thereto dated June 6, 2008, Supplement No. 40 thereto dated May 16, 2008, Supplement No. 39 thereto dated April 21, 2008, Supplement No. 38 thereto dated April 17, 2008, Supplement No. 37 thereto dated February 15, 2008, Supplement No. 36 thereto dated February 7, 2008, Supplement No. 35 thereto dated January 28, 2008, Supplement No. 34 thereto dated January 23, 2008, Supplement No. 33 thereto dated December 31, 2007, Supplement No. 32 thereto dated December 11, 2007, Supplement No. 31 thereto dated November 2, 2007, Supplement No. 30 thereto dated October 26, 2007, Supplement No. 29 thereto dated October 25, 2007, Supplement No. 28 thereto dated October 9, 2007, Supplement No. 27 thereto dated October 4, 2007, Supplement No. 26 thereto dated September 21, 2007, Supplement No. 25 thereto dated September 12, 2007, Supplement No. 24 thereto dated September 6, 2007, Supplement No. 23 thereto dated August 24, 2007, Supplement No. 22 thereto dated August 15, 2007, Supplement No. 21 thereto dated June 29, 2007, Supplement No. 20 thereto dated June 14, 2007, Supplement No. 19 thereto dated May 15, 2007, Supplement No. 18 thereto dated April 19, 2007, Supplement No. 17 thereto dated March 28, 2007, Supplement No. 16 thereto dated March 2, 2007, Supplement No. 15 thereto dated February 14, 2007*, Supplement No. 14 thereto dated January 29, 2007, Supplement No. 13 thereto dated January 19, 2007, Supplement No. 12 thereto dated December 29, 2006, Supplement No. 11 thereto dated December 14, 2006, Supplement No. 10 thereto dated November 15, 2006, Supplement No. 9 thereto dated November 6, 2006, Supplement No. 8 thereto dated November 3, 2006, Supplement No. 7 thereto dated October 20, 2006, Supplement No. 6 thereto dated October 2, 2006, Supplement No. 5 thereto dated September 26, 2006, Supplement No. 4 thereto dated September 12, 2006, Supplement No. 3 thereto dated August 29, 2006, Supplement No. 2 thereto dated August 24, 2006 and Supplement No. 1 thereto dated July 19, 2006. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and Supplement Nos. 1 through 49 thereto. The Prospectus relates to the public sale, from time to time, of up to 4,605,016 shares of our common stock by the selling shareholders identified in the Prospectus.

The information attached to this prospectus supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement or Prospectus Supplement Nos. 1 through 49.

This prospectus supplement includes the attached Form 8-K filed on December 8, 2008 by us with the Securities and Exchange Commission.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement (or the original Prospectus dated June 23, 2006, as previously supplemented) is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 8, 2008.

*	The prospectus supplement dated February 14, 2007 was misnumbered and should have been prospectus supplement no. 15.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2008

ACCENTIA BIOPHARMACEUTICALS, INC.

(Exact name of Registrant as Specified in its Charter)

Florida	000-1310094	04-3639490
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

324 South Hyde Park Ave., Suite 350

Tampa, Florida 33606

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (813) 864-2554

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ACCENTIA BIOPHARMACEUTICALS, INC.

FORM 8-K

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 2, 2008, Steven R. Arikian, M.D. resigned from all positions with the Company including as President and Chief Operating Officer of Biopharmaceutical Products and Services and as a Director.

On December 2, 2008, Samuel S. Duffey, Esq. was appointed to serve in the position of President of the Company. Mr. Duffey will continue to serve in his role as the Company’s General Counsel and has agreed to accept the new position as President of the Company without any change to his current salary. In lieu of additional salary the Company has agreed to grant to Mr. Duffey options to purchase two million shares of the Company’s common stock with an exercise price equal to the market price at the close of business on December 2, 2008, with an exercise term of ten years. The options will vest upon the successful emergence of the Company from the pending Chapter 11 Bankruptcy proceeding, defined as the entry of an Order of the Bankruptcy Court confirming the formal Plan of Reorganization. The following is biographical information regarding Mr. Duffey:

Samuel S. Duffey, age 63, has served as our General Counsel since April 2003. Prior to joining the Company, Mr. Duffey engaged in the private practice of business and securities law. Mr. Duffey received his B.A. and J.D. degrees from Drake University.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Alan Pearce
Alan Pearce
Chief Financial Officer

Date: December 8, 2008

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